Exhibit 99.1
APX GROUP HOLDINGS, INC. REPORTS 4th QUARTER and FULL YEAR 2018 RESULTS
4th Quarter 2018 Highlights

•	Total revenues increased 17.3% year over year to $276.5 million

•	Net loss of $118.6 million; $140.1 million in Adjusted EBITDA[a]

•	44,948 New Subscribers
Full Year 2018 Highlights

•	$1.05 billion in total revenues, year-over-year increase of 19.1%

•	Net loss of $467.9 million; $541.1 million in Adjusted EBITDA[a]

•	Record 322,574 New Subscribers, a 15.3% year-over-year increase

•	12.3% Attrition Rate

Provo, UT – November 1, 2018 – APX Group Holdings, Inc. (“APX Group”, “Vivint” or the “Company”) today reported financial and operational results for the fourth quarter ended December 31, 2018.
“At the beginning of 2018, Vivint established a number of key initiatives to deliver during the year, including aggressive growth targets, cash-flow improvements, and broad technology enhancements within our smart home platform,” said Todd Pedersen, Chief Executive Officer of APX Group. “As we look back upon the year, we believe we’ve made significant progress in each of these areas.  Our year-over-year growth in New Subscribers and total revenue was robust at 15.3% and 19.1%, respectively, our Flex Pay program continued to define a best-of-breed capability within our industry and our software, firmware and hardware releases in mid-2018 have led to material improvements in the quality of service and functional capabilities. All of these accomplishments provide company-specific momentum as we move into 2019, that coupled with the continued emergence of the Smart-Home-as-a-Service model, should, we believe, put Vivint in a great position for the coming year.”

[a] This earning release includes Adjusted EBITDA, a metric that is not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See the “Statement Regarding Non-GAAP Financial Measures” section at the end of this earnings release for the definition of Adjusted EBITDA and a reconciliation to its most directly comparable financial measure calculated in accordance with GAAP.

Revenue and Subscriber Data

The Company reported total revenues of $276.5 million for the three-month period ended December 31, 2018, an increase of $40.7 million, or 17.3%, as compared to the same period in 2017. The adoption of Topic 606 related to the timing of revenue recognition was a driver of $13.3 million of the year-over-year increase. The impact of Topic 606 primarily related to the change in the timing of revenue recognition associated with deferred revenue. The remaining increase of $27.4 million in total revenues was primarily driven by $26.5 million in recurring and other revenues from an increase in Total Subscribers of 11.8%, an increase in deferred revenue and retail installment contract (“RIC”) imputed interest of $10.9 million, and an increase of $5.7 million in service and other sales related to upgrade product sales and other service-related billings. The increase in total revenues was partially offset by $13.7 million from a decrease in the Average Monthly Service Revenue per User of approximately $3.00 attributable to the Company’s transition to Vivint Flex Pay.
The Company added 44,948 New Subscribers during the fourth quarter of 2018, a decrease of 14.1% compared to 52,342 New Subscribers during the same period in 2017. The fourth quarter of 2017 had 11,627 New Subscribers from a retail partnership which was discontinued during the second quarter of 2018. New Subscriber growth in the fourth quarter of 2018, excluding the retail partnership, increased 10.4% from the same period in 2017.
APX Group reported total revenues of $1.05 billion for the full-year period ended December 31, 2018, an increase of 19.1% or $168.4 million, as compared to 2017. The adoption of Topic 606 related to the timing of revenue recognition was a driver of $43.9 million of the year-over-year increase. The impact of Topic 606 primarily related to the change in timing of revenue recognition associated with deferred revenue. The primary other drivers of the increase were $110.1 million in recurring and other revenue driven by an increase in Total Subscribers, $53.6 million of deferred revenue and RIC imputed interest associated with the Company’s transition to Vivint Flex Pay in early 2017, and an increase of $19.2 million in service and other sales related to upgrade product sales and other service-related billings. The increases in total revenues were offset by $53.7 million from a decrease in the Average Monthly Revenue per User and a decrease of $2.7 million related to the wireless internet business.
In 2018, the Company originated 322,574 New Subscribers, as compared to 279,735 for the same period in 2017. Approximately 55% of the New Subscribers in 2018 were originated from the direct-to-home channel. The direct-to-home channel grew New Subscribers in 2018 by 20.3% as compared to New Subscriber originations during 2017. The inside sales channel increased New Subscribers as compared to 2017 by 15.1%.

Summary of Quarterly Key Financial and Portfolio Metrics
($ in millions, except for subscriber data)

	December 31,	March 31,	June 30,	September 30,	December 31,
	2017	2018	2018	2018	2018
Total Revenues	$235.8	$246.6	$255.0	$272.3	$276.5
Net Loss	$(135.4)	$(84.7)	$(144.4)	$(120.2)	$(118.6)
Adjusted EBITDA(a)	$125.9	$122.9	$137.2	$141.0	$140.1
Adjusted EBITDA Margin	53.4%	49.8%	53.8%	51.8%	50.7%
New Subscribers(1)	52,342	55,502	117,875	104,249	44,948
Total Subscribers(1)	1,292,698	1,313,742	1,393,635	1,450,185	1,444,822
Total Monthly Service Revenue(1)	$71.0	$71.0	$73.3	$75.5	$76.1
Average Monthly Service Revenue per User(1)	$54.92	$54.00	$52.61	$52.05	$52.67
Total Monthly Revenue(1)	$78.6	$82.2	$85.0	$90.8	$92.2
Average Monthly Revenue per User(1)	$61.09	$62.97	$62.49	$63.12	$63.80
Attrition Rate(2)	11.0%	10.7%	11.1%	11.8%	12.3%

(1) New Subscribers from sales pilots are not included
(2) Data excludes wireless internet business and pilot programs and are provided as of each period end Attrition Rate is reported on an LTM basis for each period end and excludes wireless internet business and pilot programs

[a] This earning release includes Adjusted EBITDA, a metric that is not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See the “Statement Regarding Non-GAAP Financial Measures” section at the end of this earnings release for the definition of Adjusted EBITDA and a reconciliation to its most directly comparable financial measure calculated in accordance with GAAP.

“The management team is pleased with Vivint’s fiscal 2018 operational execution, which was primarily focused on a continuation of long-standing strategic priorities and progress towards our stated objectives of driving scale and efficiencies into the Vivint operating model,” said Mark Davies, Chief Financial Officer of APX Group. “Cash flow from operations improved significantly, service margins were managed to the 70% range, and further progress was made towards reducing our net subscriber acquisition costs, all while growing our subscriber base.”
“We’ve made significant strides in reducing net subscriber acquisition costs by more than $400 per New Subscriber, from $1,594 in 2017 to $1,189 in 2018,” continued Davies. “The decrease is even more material when compared with our net subscriber acquisition costs in 2016 of $1,996, and we expect this trend to continue into 2019. The company has meaningfully scaled G&A expenses, which improved from 21.4% to 19.5% year over year as a percentage of total revenue. Finally, based on a comprehensive plan to improve customer experience, our R&D and service organizations orchestrated a cross-platform technology upgrade, which has already yielded an improvement in our net service costs, exiting 2018 at $15.07 per month versus the full-year net service costs of $16.27 per month. We’ll continue to focus on these key metrics and expect to drive further improvements in 2019.”

Costs and Expenses

Operating expenses in the fourth quarter of 2018 decreased by $1.7 million to $90.0 million as compared to $91.7 million in the fourth quarter of 2017. The primary drivers of the decrease were $9.4 million related to certain contract costs previously expensed, but now included in capitalized contract costs after the adoption of Topic 606 and a decrease of $10.2 million in cost associated with our retail sales channel and other sales pilots. The decreases were offset by increases of $14.8 million of personnel and related support costs and $4.7 million in non-capitalized equipment and shipping costs to support the increase of 152,124 in Total Subscribers.
Full year 2018 operating expenses increased 10.7% from $321.5 million in 2017 to $355.8 million in 2018, which excluded $29.9 million related to certain contract costs previously expensed, but now included in capitalized contract costs after the adoption of Topic 606. The $64.2 million increase in operating expenses, excluding the impact of Topic 606, is primarily attributed to $62.9 million in personnel and related costs for field service and customer care, $11.1 million in non-capitalized equipment and shipping costs, and a $2.7 million increase in payment processing and bank fees associated with the increase in Total Subscribers and the Company’s transition to Vivint Flex Pay, which requires a customer to use a credit or debit card as their payment method. The increase in operating expenses was partially offset by $6.8 million in reduced costs associated with our retail sales channel and other sales pilots, $5.0 million in contracted services for third-party field services and $2.1 million in information technology related services.
Net Service Cost per Subscriber was $16.27 for the full year 2018, which contributed to a net service margin of 69.2%, as compared to $15.69 for the same period in 2017. The increase in Net Service Cost per Subscriber is due to an increase in the number of smart home devices per customer, specifically cameras, along with investments in service levels and the overall experience provided to our customers.
Fourth quarter 2018 selling expenses, net of capitalized subscriber acquisition costs, were $46.5 million, as compared to $63.5 million for the same period in 2017. The 26.8% year-over-year decrease in selling expenses is primarily attributable to a $23.6 million reduction in costs related to the Company’s decision to terminate its relationship with one of its retail sales channel partners. The decrease in selling expenses related to the retail sales channel was partially offset by an increase of $3.1 million in lead generation cost to support the growth of new subscribers in our inside sales channel and $1.3 million in information technology costs.
Selling expenses for the full year 2018, net of capitalized subscriber acquisition costs, were $213.4 million, as compared to $198.3 million in 2017. The $15.1 million increase in selling expenses was largely driven by $14.1 million in personnel and related costs; $7.9 million in sales focused information technology related costs; housing and related costs of $6.0 million; and $4.7 million of marketing costs, primarily related to lead generation in support of our inside sales channel. These increases were offset by a reduction in costs related to our retail sales channel and other sales pilot initiatives of $18.8 million.
The Company’s Net Subscriber Acquisition Costs per New Subscriber was $1,189 for 2018 as compared to $1,594 for 2017. The Company continued to drive enchancements with its Vivint Flex Pay, with the average proceeds collected at point of sale being approximately $1,020 per new subscriber.
General and administrative (“G&A”) expenses, net of allocations, for the fourth quarter of 2018 were $53.8 million as compared to $61.2 million for the same period in 2017. The year-over-year decrease of $7.4 million was primarily due to a litigation settlement of $10.0 million recorded in the fourth quarter of 2017 and lower costs of $3.1 million related to our retail sales channels and other sales pilots. The decreases were partially offset by increases in personnel and related costs of $5.2 million and information technology related costs of $2.5 million.
Full year 2018 G&A expenses, net of allocations, increased 8.6% to $204.5 million as compared to $188.4 million in 2017. The $16.1 million increase was primarily due to $25.4 million in personnel and related costs, including $6.0 million associated with the company’s offering a 401(k) match to employees at the beginning of 2018. Other drivers of the year-over-year increase were $5.3 million in research and development costs, $4.3 million in information technology related costs and $2.3 million in contracted services costs. The increases were partially offset by a $10.4 million reduction in costs related to our retail sales channel and other sales pilots and a decrease of $9.1 million in legal and litigation-related matters.
Net Loss and Adjusted EBITDA

Net loss was $118.6 million for the fourth quarter of 2018 and Adjusted EBITDA was $140.1 million, as compared to net loss of $135.4 million and adjusted EBITDA of $125.9 million for the same period in 2017.
Net loss was $467.9 million for the full year ended December 31,2018, and Adjusted EBITDA was $541.1 million, as compared to net loss of $410.2 million and Adjusted EBITDA of $490.3 million for the same period in 2017.

Liquidity

As of December 31, 2018, the Company’s liquidity position on a consolidated basis, defined as cash on hand, short-term marketable securities and available borrowing capacity under the Company’s revolving credit facility, was approximately $303 million.
Certain Credit Statistics

The Company’s net leverage ratio, defined as the ratio of net debt to LTM Adjusted EBITDA, was 5.6x at December 31, 2018.
Conference Call
Vivint Smart Home will host a conference call and webcast to discuss the quarterly results at 5:00 p.m. ET today, March 5, 2019. To join the live webcast and conference call, please visit the Investor Relations section of the Vivint Smart Home website, www.investors.vivint.com/events-presentations/events, or dial (833) 235-7641 for domestic participants or (647) 689-4162 for international participants with the conference code of 9799996.
A financial results presentation and online access to join the webcast will be available immediately before the call on the Investor Relations section of the Company’s website at http://www.investors.vivint.com/events-presentations/events. A replay of the webcast will be available for 30 days on the Investor Relations section of the Company’s website at www.investors.vivint.com following the completion of the webcast and conference call.
About Vivint Smart Home

Vivint Smart Home is a leading smart home company in North America. Vivint delivers an integrated smart home system with in-home consultation, professional installation and support delivered by its Smart Home Pros, as well as 24-7 customer care and monitoring. Dedicated to redefining the home experience with intelligent products and services, Vivint serves more than 1.4 million customers. For more information, visit www.vivint.com.

Forward-Looking Statements

This earnings release and accompanying conference call include certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including statements regarding, among other things, the Company’s plans, strategies and prospects, both business and financial, including without limitation with respect to the Vivint Flex Pay plan and the Company’s ability to successfully compete in the retail sales channel. Forward-looking statements convey the Company’s current expectations or forecasts of future events. All statements contained in this earnings release other than statements of historical fact are forward-looking statements. These statements are based on the beliefs and assumptions of management. Although we believe that the Company’s plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that the Company will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.
Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, in addition to those discussed in “Risk Factors” and elsewhere in the Company’s most recent Annual Report on Form 10-K, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•	risks of the smart home and security industry, including risks of and publicity surrounding the sales, subscriber origination and retention process;

•	the highly competitive nature of the smart home and security industry and product introductions and promotional activity by Vivint’s competitors;

•	litigation, complaints or adverse publicity;

•	the impact of changes in consumer spending patterns, consumer preferences, local, regional, and national economic conditions, crime, weather, demographic trends and employee availability;

•	adverse publicity and product liability claims;

•	increases and/or decreases in utility and other energy costs, increased costs related to utility or governmental requirements;

•	cost increases or shortages in smart home and security technology products or components;

•	the introduction of unsuccessful new Smart Home Services;

•	privacy and data protection laws, privacy or data breaches, or the loss of data; and

•
the impact to the Company’s business, results of operations, financial condition, regulatory compliance and customer experience of the Vivint Flex Pay plan and our ability to successfully compete in the retail sales channels.

In addition, the origination and retention of new subscribers will depend on various factors, including, but not limited to, market availability, subscriber interest, the availability of suitable components, the negotiation of acceptable contract terms with subscribers, local permitting, licensing and regulatory compliance, and our ability to manage anticipated expansion and to hire, train and retain personnel, the financial viability of subscribers and general economic conditions.
These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in the Company’s most recent annual report on Form 10-K, and other reports as such factors may be updated from time to time in the Company’s periodic filings with the SEC. These risk factors should not be construed as exhaustive. We undertake no obligations to update or revise publicly any forward-looking statements, whether a result of new information, future events, or otherwise, except as required by law.

Certain Definitions

Total Subscribers - is the aggregate number of active smart home and security subscribers at the end of a given period.
Total Monthly Revenue - or Total MR, is the average monthly total revenue recognized during the period.
Average Monthly Revenue per User - or AMRU, is Total MR divided by average monthly Total Subscribers during a given period.
Total Monthly Service Revenue - or MSR, is the contracted recurring monthly service billings to our smart home and security subscribers, based on the Total Subscribers number as of the end of a given period.
Average Monthly Service Revenue per User - or AMSRU, is Total MSR divided by Total Subscribers at the end of a given period.
Attrition Rate - is the aggregate number of canceled smart home and security subscribers during the prior 12 month period divided by the monthly weighted average number of Total Subscribers based on the Total Subscribers at the beginning and end of each month of a given period. Subscribers are considered canceled when they terminate in accordance with the terms of their contract, are terminated by us or if payment from such subscribers is deemed uncollectible (when at least four monthly billings become past due). If a sale of a service contract to third parties occurs, or a subscriber relocates but continues their service, we do not consider this as a cancellation. If a subscriber transfers their service contract to a new subscriber, we do not consider this a cancellation.
Average Subscriber Lifetime - in number of months, is 100% divided by our expected long-term annualized attrition rate (which is currently estimated at 13%) multiplied by 12 months.
Net Service Cost per Subscriber - is the average monthly service costs incurred during the period (both period and capitalized service costs), including monitoring, customer service, field service and other service support costs, less total non-recurring smart home services billings for the period divided by average monthly Total Subscribers for the same period.
Net Service Margin - is the monthly average MSR for the period, less total average net service costs for the period divided by the monthly average MSR for the period.
New Subscribers - is the aggregate number of net new smart home and security subscribers originated during a given period. This metric excludes new subscribers acquired by the transfer of a service contract from one subscriber to another.
Net Subscriber Acquisition Costs per New Subscriber - is the net cash cost to create new smart home and security subscribers during a given 12 month period divided by New Subscribers for that period. These costs include commissions, Products, installation, marketing, sales support and other allocations (general and administrative and overhead) less upfront payment received from the sale of Products associated with the initial installation, and installation fees. These costs exclude capitalized contract costs and upfront proceeds associated with contract modifications.
Total Bookings - is total monthly service revenue for New Subscribers multiplied by Average Subscriber Lifetime, plus total Product revenue to be recognized over the contract term from New Subscribers.
Total Monthly Service Revenue for New Subscribers - is the contracted recurring monthly service billings to our New Subscribers during a given period.

Average Monthly Service Revenue per New Subscriber - is the Total Monthly Service Revenue for New Subscribers divided by New Subscribers during a given period.
Lifetime Service Revenue per New Subscriber - is the Total Monthly Service Revenue for New Subscribers divided by New Subscribers, multiplied by Average Subscriber Lifetime.
Lifetime Service Revenue Multiple - is the Lifetime Service Revenue per New Subscriber divided by Net Subscriber Acquisition Costs per New Subscriber.
Total Subscriber Lifetime Backlog - is total unrecognized Product revenue plus total service revenue expected to be recognized over the remaining subscriber lifetime for Total Subscribers.

Contact:

Dale R. Gerard
Senior Vice President of Finance and Treasurer
801-705-8011
dgerard@vivint.com

APX GROUP HOLDINGS, INC. and SUBSIDIARIES
Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Revenues:
Recurring and other revenue	$276,542	$224,668	$1,050,441	$843,420
Service and other sales revenue	—	8,475	—	26,988
Activation fees	—	2,703	—	11,575
Total revenues	276,542	235,846	1,050,441	881,983
Costs and expenses:
Operating expenses	90,029	91,700	355,813	321,476
Selling expenses	46,514	63,454	213,386	198,348
General and administrative expenses	53,821	61,218	204,536	188,397
Depreciation and amortization	132,315	87,830	514,082	329,255
Restructuring expenses	—	—	4,683	—
Total costs and expenses	322,679	304,202	1,292,500	1,037,476
Loss from operations	$(46,137)	$(68,356)	$(242,059)	$(155,493)
Other expenses (income):
Interest expense	64,216	59,128	245,214	225,772
Interest income	(394)	(26)	(425)	(130)
Other loss (income), net	8,676	9,178	(17,323)	27,986
Total other expenses	72,498	68,280	227,466	253,628
Loss before income taxes	(118,635)	(136,636)	(469,525)	(409,121)
Income tax (benefit) expense	(49)	(1,230)	(1,611)	1,078
Net loss	$(118,586)	$(135,406)	$(467,914)	$(410,199)

APX GROUP HOLDINGS, INC. and SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2018	December 31, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$12,773	$3,872
Accounts and notes receivable, net	48,724	40,721
Inventories	50,552	115,222
Prepaid expenses and other current assets	11,449	16,150
Total current assets	123,498	175,965

Property, plant and equipment, net	73,401	78,081
Capitalized contract costs, net	1,115,775	—
Subscriber acquisition costs, net	—	1,308,558
Deferred financing costs, net	2,058	3,099
Intangible assets, net	255,085	377,451
Goodwill	834,855	836,970
Long-term notes receivables and other assets, net	119,819	88,723
Total assets	$2,524,491	$2,868,847
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$66,646	$107,347
Accrued payroll and commissions	65,479	57,752
Accrued expenses and other current liabilities	136,715	74,321
Deferred revenue	186,953	88,337
Current portion of capital lease obligations	7,743	10,614
Total current liabilities	463,536	338,371

Notes payable, net	3,037,095	2,760,297
Revolving credit facility	—	60,000
Capital lease obligations, net of current portion	5,571	11,089
Deferred revenue, net of current portion	323,585	264,555
Other long-term obligations	90,209	79,020
Deferred income tax liabilities	1,096	9,041
Total liabilities	3,921,092	3,522,373
Total stockholders’ deficit	(1,396,601)	(653,526)
Total liabilities and stockholders’ deficit	$2,524,491	$2,868,847

APX GROUP HOLDINGS, INC. and SUBSIDIARIES
Summary Cash Flow Data
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Net cash used in operating activities	$(90,476)	$(160,064)	$(220,499)	$(309,332)
Net cash (used in) provided by investing activities	(4,533)	(5,881)	32,922	(21,661)
Net cash (used in) provided by financing activities	(5,257)	54,190	196,407	291,213
Effect of exchange rate changes on cash	73	60	71	132
Net (decrease) increase in cash and cash equivalents	(100,193)	(111,695)	8,901	(39,648)

Cash and cash equivalents:
Beginning of period	112,966	115,567	3,872	43,520
End of period	$12,773	$3,872	$12,773	$3,872

Statement Regarding Non-GAAP Financial Measures

This earnings release includes Adjusted EBITDA, which is a supplemental measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).

“Adjusted EBITDA” is defined as net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs), further adjusted to exclude the effects of certain contract sales to third parties, non-capitalized subscriber acquisition costs, stock based compensation and certain unusual, non-cash, non-recurring and other items permitted in certain covenant calculations under the agreements governing our notes, the credit agreement governing our term loan and the credit agreement governing our revolving credit facility.

We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants contained in the agreements governing the notes, and the credit agreements governing the revolving credit facility and the term loan. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Adjusted EBITDA in the same manner.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net loss or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

See the following table for a quantitative reconciliation of Adjusted EBITDA to Net Loss, which we believe is the most comparable financial measure calculated in accordance with GAAP.

APX GROUP HOLDINGS, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(In millions)
(Unaudited)

	Three Months Ended
	December 31,	March 31,	June 30,	September 30,	December 31,
	2017	2018	2018	2018	2018
Net loss	$(135.4)	$(84.7)	$(144.4)	$(120.2)	$(118.6)
Interest expense, net	59.1	58.8	60.3	61.9	63.8
Other loss expense, net	9.2	5.1	4.7	14.5	8.7
Gain on sale of spectrum (i)	—	(50.4)	—	—	—
Income tax expense (benefit), net	(1.2)	(0.4)	(0.9)	(0.2)	—
Restructuring expenses (ii)	—	—	4.1	0.5	—
Depreciation and amortization (iii)	31.6	28.9	28.9	29.1	28.9
Amortization of capitalized contract costs	56.2	95.4	97.9	101.5	103.4
Non-capitalized contract costs (iv)	82.9	70.9	83.1	59.6	63.0
Non-cash compensation (v)	0.3	0.2	0.3	0.9	0.9
Other Adjustments (vi)	23.2	12.0	19.8	15.0	12.7
Adjustment for change in accounting principle (Topic 606) (vii)	—	(12.9)	(16.6)	(21.6)	(22.7)
Adjusted EBITDA	$125.9	$122.9	$137.2	$141.0	$140.1

	Years Ended December 31
	2018	2017
Net loss	$(467.9)	$(410.2)
Interest expense, net	244.8	225.6
Other loss expense, net	33.0	27.9
Gain on sale of spectrum (i)	(50.4)	—
Income tax (benefit) expense, net	(1.5)	1.1
Restructuring expenses (ii)	4.6	—
Depreciation and amortization (iii)	115.8	123.1
Amortization of capitalized contract costs	398.2	206.2
Non-capitalized contract costs (iv)	276.6	255.5
Non-cash compensation (v)	2.3	1.4
Other Adjustments (vi)	59.4	59.7
Adjustment for change in accounting principle (Topic 606) (vii)	(73.8)	—
Adjusted EBITDA	$541.1	$490.3

(i)	Gain on sale of spectrum intangible assets during the three months ended March 31, 2018.

(ii)	Restructuring employee severance and termination benefits expenses.

(iii)	Excludes loan amortization costs that are included in interest expense.

(iv)
Reflects subscriber acquisition costs that are expensed as incurred because they are not directly related to the acquisition of specific subscribers. Certain other industry participants purchase subscribers through subscriber contract purchases, and as a result, may capitalize the full cost to purchase these subscriber contracts, as compared to our organic generation of new subscribers, which requires us to expense a portion of our subscriber acquisition costs under GAAP.

(v)	Reflects non-cash compensation costs related to employee and director stock option plans. Excludes non-cash compensation costs included in non-capitalized subscriber acquisition costs.

(vi)
Other Adjustments includes certain items such as product development costs, subcontracted monitoring fee savings, certain legal and professional fees, expenses associated with retention bonuses, relocation and severance payments, and certain other adjustments.

(vii)	Adjustments to eliminate the impact of the Company's adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.